Exhibit 99.1

REALTY INCOME Announces Closing of $1.0 BILLION CONVERTIBLE SENIOR NOTES OFFERING

SAN DIEGO, CALIFORNIA, August 14, 2026....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced the closing of its previously announced private offering of $1.0 billion aggregate principal amount of 3.750% convertible senior notes due 2031 (the “notes”) in a private offering (the “offering”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering represents the aggregate of both the previously announced offering of $875.0 million, as well as the full exercise of the $125.0 million option to purchase additional notes granted by Realty Income to the initial purchasers of the notes.

In connection with the pricing of the notes and the exercise by the initial purchasers of their option to purchase additional notes, the Company entered into privately negotiated capped call transactions with certain financial institutions. The cap price of the capped call transactions was initially approximately $83.55 per share of Realty Income's common stock, which represented a premium of approximately 35.0% above the closing price of Realty Income's common stock of $61.89 per share on the New York Stock Exchange on August 11, 2026.

The net proceeds from the offering were approximately $981.9 million, after deducting the initial purchasers’ discounts and commissions and Realty Income’s estimated offering expenses. Realty Income used approximately $33.2 million of the net proceeds from the offering to pay the cost of the capped call transactions described above. Realty Income used approximately $188.7 million of the net proceeds from the offering to repurchase approximately 3.0 million shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as Realty Income’s agent. Realty Income intends to use the remainder of the net proceeds from the offering for general corporate purposes, which may include, among other things, the repayment or repurchase of certain indebtedness (including borrowings under Realty Income’s revolving credit facilities and commercial paper programs), foreign currency swaps or other hedging instruments, the development, redevelopment and acquisition of additional properties, acquisition or business combination transactions, and the expansion and improvement of certain properties in Realty Income’s portfolio.

Important Information

The offer and sale of the notes and any shares of Realty Income’s common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes (or any shares of Realty Income’s common stock issuable upon conversion of the notes) in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Realty Income

Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world’s leading companies®. Founded in 1969, we serve our clients as a full-service real estate capital provider. As of June 30, 2026, we have a portfolio of over 15,500 properties in all 50 U.S. states, the United Kingdom, and eight other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 673 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 31 consecutive years.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the intended use of the net proceeds. Forward-looking statements represent Realty Income’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Realty Income’s business, including those described in periodic reports that Realty Income files from time to time with the SEC. Realty Income may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Realty Income does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Relations:

Alex Waters

Vice President, Investor Relations

+1 858 284 4965

awaters@realtyincome.com